Exhibit 10.2
Consulting Agreement

This Consulting Agreement (this “Agreement”) is made by and between Sweetgreen, Inc. (the “Company”) and Mitch Reback (“you” or “Contractor”), effective immediately upon the termination of Contractor’s employment with the Company (the date on which such termination occurs is referred to herein as the “Effective Date”).

Company desires to benefit from your expertise and experience by retaining you as a contractor, and you wish to perform consulting services for the Company, as provided for below. Accordingly, Company and you agree as follows:

1.Engagement of Services. Subject to the terms of this Agreement, you agree to provide the consulting services to the Company as described in Exhibit 1 hereto (collectively, the “Services”) during the term of this Agreement. You agree to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. You may not subcontract or otherwise delegate your obligations under this Agreement without the Company's prior written consent. You shall perform all Services in compliance with all applicable laws.

2.Compensation.

2.1Fee. As compensation for the performance of the Services, the Company will pay to you the amounts and on the schedule specified in Exhibit 1.

2.2Continued Vesting of Equity. The Company acknowledges that the equity awards provided to you during the term of your employment with the Company shall continue to vest during the term of this Agreement in accordance with the terms of such awards, and that no separation from service has occurred or will occur as a result of the termination of your employment with the Company on the Effective Date. You acknowledge that there may be tax implications to your vested and unvested stock options that result from your transition from an employee of the Company to a consultant for the Company as contemplated herein, and that the Company recommends you consult with a tax expert regarding said tax consequences.
2.3Acceleration of Unvested Equity. On March 21, 2026, all of your then-outstanding and unvested stock options and restricted stock awards that were granted to you by the Company shall automatically, immediately, and irrevocably vest, provided that this Agreement has not been terminated prior to that date by either you or the Company pursuant to Section 8 below.

3.Independent Contractor Relationship. Your relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship between Company and you. You are not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized to do so by an executive officer of the Company. You are not entitled to and will be excluded from participating in any of the Company’s fringe benefit plans or programs as a result of the performance of the Services (and Contractor waives the right to receive any such benefits). You are solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state, local, or other applicable tax authority with respect to your performance of Services and receipt of fees

Exhibit 10.2
under this Agreement, and shall indemnify and hold the Company harmless for any fees, penalties, interest, or other amounts incurred by the Company as a result of your failure to properly report or pay any applicable taxes. No part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state, or any other employee payroll taxes.

4.Non-Disclosure of Proprietary Information. You recognize that you will be exposed to, have access to, and be engaged in the development of, information (including tangible and intangible manifestations) regarding the trade secrets, technology, financials, strategic sales/marketing plans, intellectual property, and confidential business activities of the Company. At all times during your engagement hereunder and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with this consulting relationship or services for the Company, or unless an officer of the Company expressly authorizes such in writing, or unless otherwise permitted or required by law. “Proprietary Information” includes any and all of the following that you develop for, or receive from, the Company in connection with the Services: (a) trade secrets, inventions, ideas, samples, procedures, processes, formulations, data, formulae, methods, software, source and object code, programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques; (b) information regarding the operation of the Company, including its products, services, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks, and compensation of employees, contractors, and any other service providers of the Company; (d) the existence of any business discussions, negotiations, or agreements between any third party and the Company; and (e) and all other information that should reasonably be deemed as confidential. You also agree to hold in strictest confidence and not disclose any confidential information or trade secrets of any third-party obtained by you while providing services to the Company.

Pursuant to the Defend Trade Secrets Act of 2016, Contractor understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

During your engagement by the Company, you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer, entity, or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer, entity, or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer, entity, or

Exhibit 10.2
5.Assignment of Work Product. Contractor hereby assigns to the Company any and all rights, title, and interest in and to any and all Work Product (and all intellectual property rights with respect thereto) made, conceived, reduced to practice, or learned by Contractor, either alone or with others, during the period of Contractor’s engagement by the Company, to the fullest extent permitted by law. You will execute such documents and perform such other acts as Company may reasonably request for use in applying for, assigning, obtaining, perfecting, evidencing, sustaining, and enforcing such Work Product. As used in this Agreement, the term “Work Product” means any of the following arising out of or related to Contractor’s performance of the Services or other activities in connection herewith: trade secrets, ideas, inventions (whether patentable or unpatentable), processes, procedures, formulations, formulas, software source and object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Any assignment of Work Product (and all Intellectual Property rights with respect thereto) hereunder includes an assignment of all moral rights. You agree to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by you in the course of any work or Services performed for Company. You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign intellectual property rights and moral rights relating to the Work Product in any and all countries.
6.No Conflict of Interest. You agree during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with your obligations under this Agreement or the scope of services rendered for the Company. In addition, you agree that, during the term of this Agreement, you will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity competitive with that of the Company. For purposes of the foregoing sentence, a business or activity will only be deemed to be competitive with that of the Company if it involves a fast casual restaurant company that serves salads or bowls of food that contain meat, grains, and/or vegetables. You warrant that, to the best of your knowledge, there is no other existing contract or duty on your part inconsistent with this Agreement. Nothing herein prohibits you from accepting employment that will begin after the termination of this Agreement or that can be performed without compromising the duties required of you under this Agreement.

7.Post-Engagement Restrictions. You agree that during the period of your engagement hereunder, and for the one year period after the date your engagement hereunder ends for any reason, you will not, as an officer, director, contractor, consultant, owner, partner, or in any other capacity, either directly or through others, except as authorized by the Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with Company. Both parties agree that your breach of any of the promises or agreements contained in this Agreement will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.Term and Termination. The term of this Agreement will begin as of the Effective Date and will automatically terminate on March 22, 2026, unless the length of the term of this Agreement is extended in a writing signed by both parties. The Company may terminate this

Exhibit 10.2
Agreement by written notice to you if you materially breach this Agreement and fail to cure such breach within ten (10) days following your receipt of written notice identifying such breach. The Company may also terminate this Agreement immediately if your employment with the Company is terminated for any reason prior to September 21, 2025. You may terminate this Agreement at any time upon ten (10) days’ prior written notice to Company. Upon termination by either party, the Company shall pay you a prorated portion of the compensation set forth in Exhibit 1 of this Agreement, which proration shall be calculated based upon the percentage of days this Agreement was in effect during the applicable payment period.

9.Return of Company Property. Unless otherwise authorized by the Company, within three (3) days following any termination of this Agreement or earlier as requested by the Company, you will deliver to the Company any Company property in your possession and any other documents or material containing or disclosing any Work Product.
10.Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your engagement with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your engagement, services to the Company, or the termination of your engagement, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law in accordance with that certain Arbitration Agreement that you entered into on October 20, 2021 with the Company.

11.Company Policies. Contractor agrees to comply with the Company's Code of Business Conduct and Ethics, the Insider Trading Policy, and the Anti-Corruption Policy. A breach of any of these policies may be deemed a material breach of this Agreement.

12.Conduct Requirements. Contractor agrees to comply with the Company’s Anti-Harassment Policy. To the extent Contractor wishes to report harassment or any other conduct, they should report it to the People Team by submitting a ticket via the SG Support tile or by submitting a report via the All Voices tile, both tiles can be found on the Contractor’s Team Resources home page.

13.Indemnification of Contractor. The Company shall indemnify, defend, and hold harmless Contractor from and against any and all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or in connection with any third-party claim, demand, action, or proceeding brought against Contractor (a “Claim”) if and to the extent such Claim relates to or arises from Contractor’s performance of any of the Services pursuant to this Agreement, provided that such Services were performed at the request of the Company. However, the Company’s obligations in this Section 13 to indemnify, defend, and hold harmless Contractor are subject to the following conditions and limitations: (a) such obligations shall not apply to any Claim if such Claim is attributable, in whole or in part, to Contractor’s gross negligence, willful misconduct, or material breach of this Agreement; (b) Contractor must promptly notify the Company in writing of any Claim for which indemnification is sought, provided that failure to provide such prompt notice shall relieve the Company of its obligations hereunder only to the extent that the Company is materially prejudiced thereby; (c) the Company shall have the right, at its sole option and expense, to control the defense of any Claim with counsel reasonably satisfactory to Contractor, provided that Contractor may participate in such defense with counsel of its own choosing at Contractor’s own expense; (d) the

Exhibit 10.2
Company shall have the exclusive right to settle or compromise any Claim, provided that the Company shall not enter into any settlement with respect to any Claim that admits liability or wrongdoing on the part of Contractor, or imposes any non-monetary obligation on Contractor, without the Consultant’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; and (e) Contractor shall reasonably cooperate with the Company in the defense of the Claim at no cost to the Company.

14.General Provisions.

14.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions. The parties further agree that, to the extent permitted in accordance with Section 10 above, any action or proceeding arising out of or related to this Agreement, or any of the transactions it contemplates, shall be brought in the state and federal courts located in Los Angeles, California, and the parties hereby consent to the sole and exclusive jurisdiction of such courts.

14.2Survival. The following provisions shall survive termination of this Agreement: Sections 4, 5, 7, 8, 9, 10, 11, 13, and 14.

14.3Severability; No Assignment. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement. Further, if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it to the limited extent necessary to be enforceable under applicable. This Agreement may not be assigned by you without the Company’s consent, and any such attempted assignment shall be void and of no effect.

14.4Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

14.5Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by you and an officer of the Company.

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Exhibit 10.2
In Witness Whereof, each party has executed this Agreement as of the applicable date set forth below.

Sweetgreen, Inc. (“Company”)

By:	/s/ Jonathan Neman
Name:	Jonathan Neman
Title:	Chief Executive Officer
Address:	3102 West. 36th Street, Los Angeles, CA 90018
Date:	9/3/2025

Mitch Reback (“Contractor”)

By:	Mitch Reback
Address:	[Redacted]
Date:	9/3/2025

Exhibit 10.2
Exhibit 1

Services

Nature of Work:

During the term of this Agreement, Contractor shall provide the following Services, all as reasonably requested by the Company and subject to the time commitment constraint set forth below:
•transition of the job duties and responsibilities of the Company’s Chief Financial Officer position;
•assistance with the Company’s preparation of its quarterly and annual public financial disclosures and filings; and
•other input and assistance as reasonably requested from time to time by the Company’s Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer.

For each month during the term of this Agreement (as an example only, the first such month is from the Effective Date through October 22, 2025), Contractor shall perform up to 35 hours of Services if and as reasonably requested by the Company.

Contractor may, at his sole discretion, provide Services beyond the time constraint set forth above. For the avoidance of doubt, Contractor shall not be entitled to any additional fees in the event he provides Services beyond the time constraint set forth above.

Compensation:

A.    Fees. During the term of the Agreement, you shall be compensated at a flat fee rate of $7,500 per month for Services hereunder (with the first such month being from the Effective Date through October 22, 2025).

B.    Payments. You shall provide the Company with a Form W-9 prior to receiving any payment from the Company. Payments shall be made by the Company within thirty (30) days following the end of the applicable monthly period for which payment is due.

C.    Expenses. Company shall reimburse Contractor for any expenses which have been preapproved in writing (which may be via email) by the Company’s Chief Executive Officer.